UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             REQUEST FOR WITHDRAWAL



Date of Request: September 8, 2004

                         Gateway Access Solutions, Inc.
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          Nevada                                             88-0496902
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(State or other jurisdiction of                       (IRS Employer I.D. Number)
 incorporation or organization)


930 Tahoe Boulevard, #802-505,              Incline Village,  Nevada       89451
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(Address of principal executive offices)        (City)       (State)       (Zip)

                                  800-434-5626
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                        (Registrant's Telephone Number)

                                   333-113199
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Securities  Act  registration  statement file number to which this form relates:


ITEM 1.  Withdrawal of Registration Statement.

On March 1, 2004, Gateway Access Solutions, Inc., a Nevada corporation, filed a Registration Statement on Form SB-2, File No. 333-113199 with the Securities and Exchange Commission. A First Amendment to the Form SB-2 was filed on June 25, 2004. The Board of Directors of Gateway Access Solutions, Inc. has determined that it is in the best interest of the company and its shareholders to request a withdrawal of the Registration Statement on Form SB-2, File No. 333-113199. None of the shares being offered pursuant to the registration statement have been offered or sold.

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Request for Withdrawal to be signed on its behalf by the undersigned in the City of Incline Village, State of Nevada, U.S.A. on the 8th day of September, 2004.

                                                  GATEWAY ACCESS SOLUTIONS,INC.

                                                  By:/s/Andrew Nester.
                                                  ------------------------------
                                                        Andrew Nester, President